Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Eshallgo Inc on Form S-8 of our report dated July 31, 2024 with respect to our audits of the consolidated financial statements of Eshallgo Inc as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023 appearing in the Annual Report on Form 20-F of Eshallgo Inc for the year ended March 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

September 17, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com